WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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                      RUDDICK CORPORATION

           FINANCIAL DATA SCHEDULE FOR THE THREE
                     MONTHS ENDED 1/1/95


5-02(1)       CASH AND CASH ITEMS                     $    13,454
5-02(02)      MARKETABLE SECURITIES                   $         0
5-02(3)(a)(1) NOTES AND ACCOUNTS RECEIVABLE -
                TRADE                                 $    64,054
5-02(4)       ALLOWANCES FOR DOUBTFUL ACCOUNTS        $     1,253
5-02(6)       INVENTORY                               $   182,801
5-02(9)       TOTAL CURRENT ASSETS                    $   279,529
5-02(13)      PROPERTY, PLANT AND EQUIPMENT           $   560,952
5-02(14)      ACCUMULATED DEPRECIATION                $   251,577
5-02(18)      TOTAL ASSETS                            $   659,809
5-02(21)      TOTAL CURRENT LIABILITIES               $   183,189
5-02(22)      BONDS, MORTGAGES AND SIMILAR DEBT       $   124,597
5-02(28)      PREFERRED STOCK-MANDATORY REDEMPTION    $         0
5-02(29)      PREFERRED STOCK-NO MANDATORY REDEMPTION $         0
5-02(30)      COMMON STOCK                            $    57,062
5-02(31)      OTHER STOCKHOLDERS' EQUITY              $   240,148
5-02(32)      TOTAL LIABILITIES AND STOCKHOLDERS'
                EQUITY                                $   659,809
5-03(b)1(a)   NET SALES OF TANGIBLE PRODUCTS          $   508,323
5-03(b)1      TOTAL REVENUES                          $   508,323
5-03(b)2(a)   COST OF TANGIBLE GOODS SOLD             $   380,385
5-03(b)2      TOTAL COSTS AND EXPENSES APPLICABLE
               TO SALES AND REVENUES                  $   110,720
5-03(b)3      OTHER COSTS AND EXPENSES                $     1,898
5-03(b)5      PROVISION FOR DOUBTFUL ACCOUNTS AND
               NOTES                                  $         0
5-03(b)(8)    INTEREST AND AMORTIZATION OF DEBT
               DISCOUNT                               $     2,637
5-03(b)(10)   INCOME BEFORE TAXES AND OTHER ITEMS     $    12,683
5-03(b)(11)   INCOME TAX EXPENSE                      $     4,417
5-03(b)(14)   INCOME/LOSS CONTINUING OPERATIONS       $     8,266
5-03(b)(15)   DISCONTINUED OPERATIONS                 $         0
5-03(b)(17)   EXTRAORDINARY ITEMS                     $         0
5-03(b)(18)   CUMULATIVE EFFECT-CHANGES IN ACCOUNTING
               PRINCIPLES                             $         0
5-03(b)(19)   NET INCOME OR LOSS                      $     8,266
5-03(b)(20)   EARNINGS PER SHARE-PRIMARY              $      0.35
5-03(b)(20)   EARNINGS PER SHARE-FULLY DILUTED        $      0.35


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